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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 11th day of June, 2001, by and between Lawrence H. Fine (the "Executive") and A.C. Moore, Inc., a Delaware corporation (the "Company").

         WHEREAS, the Executive possesses skills and experience which the Company believes are of value to the success of the Company's business operations; and

         WHEREAS, the Company desires to receive the benefits of the skill and experience of the Executive, subject to the terms and conditions of this Agreement, and the Executive desires to provide the Company with such benefits subject to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein set forth, the parties hereto agree as follows:

         1. Position and Responsibilities. The Executive shall serve as President of the Company and, in such capacity, shall be responsible for the general management of the business, affairs and operations of the Company, shall perform such duties as are customarily performed by a president of a company of similar size and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder. The Executive shall report to the Chief Executive Officer of the Company and shall at all times be subject to the authority and control of the Board of Directors of the Company. The Executive agrees to devote all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of the Company's business.

         2. Term. The term of the Executive's employment under this Agreement shall commence on June 11, 2001 and shall continue until three (3) years from this commencement date, unless earlier terminated as hereinafter provided.

         3. Compensation and other Benefits. During the term of this Agreement, the Company shall pay the Executive the following compensation, including the following annual salary, bonuses, and other fringe benefits:

                  (a) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company shall pay to the Executive a base salary of $325,000 per annum for the first year of employment, $350,000 per annum for the second year of employment, and $375,000 per annum for the third year of employment (such salary being hereafter referred to as the "Base Salary"). Except as may otherwise be agreed, the Base Salary shall be payable in conformity with the Company's customary practices for executive compensation as such practices are established or modified from time to time but shall be payable not less frequently than monthly. Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes.


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                  (b) Bonuses. In consideration for executing this Agreement, the Executive shall be entitled to a sign-on bonus in the amount of $50,000, payable on July 1, 2001. In addition, the Executive shall also be entitled to a minimum guaranteed bonus in the amount of $50,000 for each concluded calendar year within the term, each such bonus to be paid during the month of March in the calendar year following the year in which such bonus accrues, that is during March of 2002, 2003, and 2004.

                  (c) Stock Options. Upon the commencement of his employment, the Executive shall be granted 50,000 stock options as a participant in the A.C. Moore Arts & Crafts, Inc. Incentive Stock Option Plan, with the option price to be set as of May 10, 2001. On or about July 31, 2002, and representing options granted in the second year of this Agreement, the Executive shall be granted no less than 50,000 additional stock options, 50,000 being the guaranteed minimum, with the option price to be set at the time of the granting of such options. In the third year of this Agreement, and in any subsequent year should the term of this Agreement be extended, the Executive shall be a participant in the A.C. Moore Arts & Crafts, Inc. Incentive Stock Option Plan, the details of which have been provided to the Executive, and further stock options grants shall be in accordance with the provisions of that Plan. The foregoing grants shall be subject to the three year vesting schedule consistent with the Company's practice.

                  (d) 401(k) Plan. After ninety (90) consecutive days of employment, the Executive shall be entitled to participate in the Company's 401(k) Plan.

                  (e) Vacation. The Executive shall be entitled to three (3) weeks of vacation, annually. In the years subsequent to the tenth anniversary of the Executive's employment, the Executive shall be entitled to four (4) weeks of vacation, annually.

                  (f) Medical, Dental and Prescription Drug Benefits. The Executive shall be entitled to receive medical, dental, and prescription drug coverage for himself and his family in accordance with the terms of the A.C. Moore Group Health Plan.

                  (g) Life, AD&D, and Long Term Disability Insurance Benefits. The Company shall provide Life, Accidental Death and Dismemberment ("AD&D"), and Long Term Disability Insurance for the Executive in accordance with Company's then current benefit plans.

         4. Reimbursement of Job-Related Expenses and Allowances. The Company shall provide reimbursement of job-related expenses and allowances in accordance with the Company policy.

         5.       Relocation Expenses.

                  (a) Interim Living Expenses. The Company acknowledges that the Executive will relocate his primary residence in order for the Executive to perform the duties and obligations of this Agreement. In order to assist in that relocation, the Company will provide the Executive with the use of a furnished two (2) bedroom corporate apartment for a maximum of twelve (12) months, including all utilities, maintenance, and cleaning services.

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                  (b) Real Estate Fees. In lieu of payment by the Company of commissions and/or points related to the sale and purchase of his primary residence, if applicable, a payment of $20,000 will be made by the Company to the Executive at the time of the sale and purchase of his primary residence.

                  (c) Moving Expenses. To assist the Executive in the relocation process, the Company will provide moving expenses as defined by and in accordance with Company policy. In addition, the Company will provide the Executive with a one time payment of $10,000 to defray other expenses generally associated with the sale and purchase of his primary residence but not covered under the Company policy, and will also pay for all expenses related to the permanent transport of two personal automobiles.

         6. Termination. The Executive's term of employment under this Agreement may be earlier terminated as follows:

                  (a) At the Executive's Option. The Executive may terminate his employment under this Agreement at any time upon at least two months' advance written notice to the Company. In such event, the Executive shall be entitled only to receive any accrued and unpaid prorated Base Salary through the date of such termination, as well as reimbursement of any expenses covered by section 4 above which were incurred by the Executive prior to the date of such termination. Should the Executive choose to terminate, the Company may in its sole discretion choose to accept the Executive's resignation immediately upon receipt, in which event the Executive shall only be entitled to receive any accrued and unpaid prorated Base Salary through that date, as well as reimbursement of any expenses covered by section 4 above which were incurred by the Executive prior to that date.

                  (b) At the Company's Option, Without Cause. The Executive's employment under this Agreement may be terminated without Cause (as hereinafter defined): (i) at any time upon the mutual written agreement of the parties, (ii) immediately upon the Executive's death, (iii) immediately upon the Executive's total and permanent disability (as defined in Section 6(d) hereof), or (iv) by the Company unilaterally upon five business day's prior written notice to the Executive of the Company's intention to terminate the Agreement. In the event that the Executive's employment is terminated without Cause during the term of the Agreement, the Company shall continue to pay the Executive or his Estate his Base Salary for the entire remaining term of this Agreement, as severance compensation ("Severance"), except that in the case of subsection (b)(ii) Severance shall be limited to six months' Base Salary and except that in the case of subsection (b)(iii) Severance shall be limited to six months' Base Salary and shall be reduced by any payments received as Long Term Disability Insurance Benefits under Section 3(g). Severance payable hereunder shall be paid
(x) in such manner as is consistent with the Company's then customary practices for executive compensation and (y) automatically terminated if and when the Executive becomes employed by any third party.

                  (c) Termination For Cause. The Executive's employment under this Agreement may be terminated by the Company upon written notice ("Notice") to the Executive at any time for any of the following reasons, each of which shall constitute "Cause": (i) any material breach of this Agreement by the Executive or any material failure by the Executive to perform his duties under this Agreement; (ii) the Executive's willful or gross misconduct, or willful or gross negligence, in the performance of his duties under this Agreement; (iii) the Executive's commission of fraud, embezzlement or other unlawful acts in connection with the business of the Company or willful misrepresentation to the shareholders or directors of the Company which is materially injurious to the Company; (iv) the Executive's indictment for any felony; (v) the Executive's intentionally causing the Company to commit a violation of local, state, or federal law (vi) the Executive's willful refusal to comply with the policies, directives, or decisions of the Company, i.e., the Chief Executive Officer, or the Board of Directors; or (vii) any act by the Executive that involves a conflict of interest with the Company except as permitted by this Agreement, whether or not willful, and which has a substantial adverse effect on the Company. Notwithstanding the foregoing, in the event of a subsection (c)(i) or
(c) (vii) occurrence, the Executive shall have five (5) days from receipt of such Notice to cure to the reasonable satisfaction of the Company before being deemed terminated for Cause.

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                  (d) Definition of Disability. The term "Disability" shall mean the inability of the Executive to discharge properly his duties hereunder due to physical or mental illness or injury for 90 business days in any period of 180 consecutive business days. The Executive shall be deemed to have become disabled upon the expiration of such 90 days.

                  (e) Effect of Termination. Upon any termination of employment pursuant to Section 6, this Agreement (other than sections 8 or 9 hereof) shall terminate and the Company shall have no obligation of any kind whatsoever to the Executive except to pay the Executive (i) the Base Salary and all accrued and unpaid bonuses due him under Section 3 of this Agreement through the Termination Date, the amount of such compensation due the Executive under Section 3(a) hereof being apportioned for the period the Executive was actually employed and
(ii) in the event the Executive is terminated without Cause, Severance due to him in accordance with Section 6(b). "Termination Date" shall mean the Executive's last day of employment with the Company and shall constitute the end of the Term of this Agreement.

         7. Change in Control. If the Executive's employment is terminated by the Company other than for Cause or his position and responsibilities under section 1 above materially reduced, at any time during the period beginning on the 180th day preceding the occurrence of a change in control (hereinafter defined) of the Company and ending on the second anniversary following the occurrence of a change in control of the Company, the Executive shall, subject to paragraph (b) below, be paid, as severance compensation, the entire unpaid Base Salary and Bonuses under Paragraphs 3(a) and 3(b) of this Agreement through its remaining term, if any, plus as additional severance eighteen (18) months of the Executive's then current Base Salary. All payments provided for hereunder are to be paid in conformity with Company's then current customary practices for executive compensation. For purposes of this Agreement, a "change in control" of the Company shall be deemed to have occurred on the first of any of the following dates:

                  (a) (i) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company or an affiliate with or into another corporation other than a present affiliate of the Company, or to sell or otherwise dispose of all or substantially all of the Company's assets, and (ii) the persons who were the members of the Board of Directors of the Company or a present affiliate prior to such approval will not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof; and (iii) such proposed transaction is consummated in accordance with the stockholders agreement ; (b) the stockholders or Board of Directors of the Company approve a plan of liquidation of the Company or an affiliate of the Company; or (c) within any period of 24 consecutive months, persons who were members of the Board of Directors of the Company or any present affiliate of the Company immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board of Directors of the Company or a present affiliate of the Company immediately prior to such 24-month period and who constituted a majority of the Board of Directors of the Company or such present affiliate of the Company at the time of such election, cease to constitute a majority of the Board.


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                  Notwithstanding anything contained in section 7 above, in the event all compensation to be provided to Executive conditioned upon the occurrence of a change in control, whether under this Agreement or in connection with any other agreement or benefit plan of the Company to which Executive is a party or in which he participates, exceeds 2.99 times the Executive's "Base Amount", as that term is defined under Section 280G of the Internal Revenue Code and regulations of the Internal Revenue Service promulgated thereunder, the total compensation to be paid to the Executive shall be reduced to an amount that is $1.00 less than 2.99 times the Executive's Base Amount. Executive shall have the right to determine which benefits to which he would otherwise be entitled shall be reduced.

         8.       Confidentiality.

                  (a) During the course of the Executive's employment by the Company, the Executive will have access to confidential and/or proprietary data or information ("Confidential Information") of the Company and its subsidiaries or affiliates (collectively referred to in this Section 8 as the "Company"). The Executive agrees that he will not at any time, during the Term of this Agreement and thereafter, divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing the Executive's duties hereunder) or use to the detriment of the Company or for the benefit of any other person or entity, any of such data or information. Notwithstanding the foregoing, if any such data or information becomes known to the general public other than by Executive's disclosure, then Executive's obligation hereunder shall terminate in respect of such data or information. The provisions of this Section shall survive the termination of the Executive's employment hereunder, whether by the normal expiration thereof or otherwise. "Confidential Information" shall include, without limitation, the business or products of the Company, personnel information, financial information, customer or supplier lists, customer or supplier information, product specifications, patents, trade secrets, software, product composition and formulae, drawings and schematics, manufacturing processes or methods, technical know-how, and pricing, marketing and advertising information. The Executive acknowledges and agrees that any Confidential Information that he heretofore acquired and hereafter will acquire was and will be received in confidence and as a fiduciary with respect to the Company.

                  (b) Upon termination for any reason of the Executive's employment under this Agreement or upon request of the Company at any time, the Executive shall promptly deliver to the Company all documents and other materials containing all Confidential Information in physical form, including but not limited to all written materials, data compilations, records, software, and other documents made by the Executive or coming into his possession during his employment concerning any products, processes or equipment, manufactured, used, developed, investigated or considered by the Company or otherwise concerning the business or affairs of the Company.

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                  (c) With respect to the covenants contained in Section 8, the
Executive acknowledges that a violation thereof could cause irreparable injury to the Company which would be difficult or impossible to measure and agrees that money damages for any breach thereof will be an inadequate remedy and that, therefore, the Company shall be entitled, in addition, to specific performance, injunction, and/or any other mode of equitable relief to enforce its rights hereunder.

         9.       Noncompetition.

                  (a) The Executive recognizes and acknowledges that the Company has spent substantial money, time and effort over the years in developing and solidifying its relationships with its suppliers, customers, and employees and in developing the Confidential Information. Accordingly, the Executive agrees that during the term of the Executive's employment with the Company and for a period of two (2) years following the termination of such employment for any reason, except in the case of a change in control under section 7 above, the Executive shall not engage directly or indirectly in competition with the Company or its subsidiaries or affiliates or by soliciting as executives or managers any individuals who were executives or managers of the Company or its subsidiaries or affiliates at the time of the Executive's termination of employment with the Company. Competition shall include, without limitation, any role as a sponsor, consultant, employee, partner or controlling- interest stockholder which aids or abets any business primarily operating in the field of arts and crafts supplies retailing in any state where the Company is operating to compete or prepare for competition with the Company or its subsidiaries or affiliates as hereinabove described. The Executive further agrees that he will not for a period of two (2) years following the termination of his employment, for his own account or for the account of any other person or entity, tortuously interfere with the Company's relationship with any of its suppliers, customers or employees.

                  (b) The Executive recognizes and acknowledges that the restraints contained in subsection 9(a) are reasonable and enforceable in view of the legitimate interests of the Company in protecting its Confidential Information and customer goodwill, and that the geographic and temporal limitations contained therein are reasonable and binding upon the Executive. The Executive further agrees that any competitive activities in violation of this section could cause irreparable injury to the Company or its subsidiaries or affiliates and that such injury would be difficult or impossible to measure. Accordingly, the Company and its subsidiaries and affiliates shall be entitled to an injunction and other equitable remedies for any violation.

                  (c) The Executive further represents that he is under no restrictive covenants or other obligations which prevent him from signing this Agreement and fulfilling his obligations thereunder.



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         10.      Notices.

                  (a) Except as expressly set forth herein to the contrary, the Executive shall be subject to the Company's rules, practices and policies applicable to executives generally.

                  (b) Any notices required or permitted to be given hereunder by either party to the other shall be sufficient if in writing and if delivered personally, by overnight carrier, or by mail, registered or certified, postage prepaid and return receipt requested. Mailed notices shall be addressed to the parties at the following addresses:

                  If to the Company:

                  A.C. Moore, Inc.
                  500 University Court
                  Blackwood, NJ  08012
                  Attn:  Mr. Jack Parker

                  with a copy to:

                  Windels Marx Lane & Mittendorf, LLP
                  120 Albany Street Plaza
                  New Brunswick, NJ  08901
                  Attn:  William C. Cagney, Esq.

                  If to the Executive:

                  Lawrence H. Fine
                  5320 Branbenberg Court
                  Dallas, TX 75287

subject to change by written notice in accordance with this paragraph. Notices delivered personally or by overnight carrier shall be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of three (3) days after mailing.

         11. Amendment. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

         12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

         13. Severability. If any part of this Agreement shall be held or declared to be invalid or unenforceable for any reason by any court of competent jurisdiction, such provision shall be ineffective but shall not affect any other part of this Agreement. Moreover, if one of more of the provisions of this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law or in equity, such provision or provisions shall be construed and reformed by the appropriate judicial body by limiting and reducing such provision or provisions, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. The parties acknowledge that the resulting agreement, as reformed, represents the intentions of the parties and that they are to be bound by it.

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         14. Waivers. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         15. Arbitration. Any disputes hereunder which cannot be resolved by negotiation between the parties hereto shall be submitted to, and determined by, arbitration in accordance with the Arbitration Rules of the American Arbitration Association, and the parties hereto agree to be bound by the final award of the arbitration panel (which shall be comprised of three members, one to be selected by each of the Company and the Executive, and the third to be mutually selected by the Company and the Executive) in any such proceeding. The arbitration panel shall apply the law of the State of New Jersey and may order injunctive relief against any party. Arbitration will be held in the State of New Jersey. or such other place as the parties hereto may mutually agree. Judgment upon the award by the arbitration panel may be entered and enforced in any court having jurisdiction thereof.

         16. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         17. Certification. BY SIGNING THIS AGREEMENT, THE EXECUTIVE IS HEREBY CERTIFYING THAT THE EXECUTIVE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT, (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT, (C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THIS AGREEMENT TO ASK ANY QUESTIONS THE EXECUTIVE HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS, (D) HAS BEEN ADVISED TO SEEK AND HAS SOUGHT ADVICE OF COUNSEL BEFORE SIGNING, AND (E) UNDERSTANDS THE EXECUTIVE'S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                 A.C. MOORE, INC.

                                 By:      /s/ John E. Parker
                                          -----------------------------
                                 Name:    /s/ John E. Parker
                                          -----------------------------
                                 Title:   Chief Executive Officer
                                          -----------------------------


                                       /s/ Lawrence H. Fine
                                       --------------------------------
                                       Lawrence H. Fine



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